EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form S-3 (Form S-3 No. 333-104286) and related Prospectus of IDT Corporation (the “Company”) for the registration of 2,251,283 shares of its Class B common stock and to the incorporation by reference therein of our report dated October 24, 2002, with respect to the consolidated financial statements and schedule of the Company included in its Annual Report (“Form 10-K”) for the year ended July 31, 2002, filed with the Securities and Exchange Commission.

/S/    ERNST & YOUNG LLP

New York, New York

May 23, 2003